July 24, 2017

SRC Energy Inc. Issues Preliminary Second Quarter 2017 Results; Provides Operations Update; Announces Second Quarter 2017 Earnings Release and Conference Call Dates
DENVER, CO July 24, 2017 (Marketwired)—SRC Energy Inc. (NYSE MKT: SRCI) (“SRC” or the “Company”), an oil and natural gas exploration and production company focused in the Denver-Julesburg Basin, today issues preliminary second quarter 2017 operating results, provides an operations update and announces its second quarter 2017 earnings release and conference call dates.
Production and Average Realized Pricing Summary

	Three Months Ended
	6/30/2017	3/31/2017	Seq. % Chg.	6/30/2016
Average Daily Volumes	3-Stream			2-Stream
Daily Production (BOE/day)	32,624	17,743	84%	11,098
Liquids %	65%	64%		50%
Product Price Received
Crude Oil ($/Bbl)	$41.15	$42.87	-4%	$35.06
Natural Gas Liquids ($/Bbl)	$13.18	$15.94	-17%	NA
Natural Gas ($/Mcf)	$2.29	$2.66	-14%	$2.04
Differentials
NYMEX WTI	$(7.09)	$(9.04)	22%	$(10.53)
NYMEX Henry Hub	$(0.79)	$(0.35)	-126%	$(0.11)
Unit Cost
Lease Operating Expense ($/BOE)	$1.69	$2.33	-27%	$6.77
Operations Update
During the quarter ended June 30, 2017, SRC drilled 32 gross (25 net) wells and turned to sales 23 gross (20 net) wells as detailed in the pad-level status table below:

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			Gross Well Count by Zone
Pad Name	Lateral Length	Avg. WI	Niobrara	Codell	Status
Evans	3 XL	96%	2	1	TTS
Evans	2 LL	96%	1	1	TTS
Kawata	10 ML	67%	7	3	TTS
Williams	8 ML	100%	6	2	TTS
Orr	12 ML	96%	7	5	Milling Plugs
Orr State	12 ML	95%	7	5	Milling Plugs
Goetzel	12 ML	77%	7	5	Stimulating
Hood	12 ML	84%	8	4	Stimulating
Beebe	12 ML	71%	7	5	Drilling
Leffler	12 LL	84%	7	5	Drilling
TTS - Turned to sales
Production Update
SRC continues to execute its drilling and completion program resulting in robust growth of 84% quarter-over-quarter as well performance remains at, or above, the Company's projections. Growth and product mix in the first half of the year largely resulted from the 22 gross (21 net) Evans wells plus the eight gross (six net) Weideman wells. All 30 wells have now surpassed 90 days of production and the averages by lateral length are presented below:

Pad Name	Well Count	Lateral Length	Avg. 90-Day BOED	Oil %	NGL %	Gas %
Evans	13	LL	835	42%	21%	37%
Evans	9	XL	828	42%	21%	37%
Weideman	4	SL	655	51%	22%	27%
Weideman	4	LL	715	60%	18%	22%
Looking forward, the Company has 36 gross (32 net) wells that are expected to be turned to sales in the third quarter which should contribute to the Company's continuing production growth profile in the second half of 2017. Oil as a percentage of total production should increase through the balance of the year as the Company's activities during this period are near the Weideman pad, which has demonstrated a greater percentage of oil from initial production, as shown in the table above.

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Capital Expenditures
The Company continues to closely monitor its capital expenditures in light of current commodity prices. Drilling and completion capital expenditures, including facilities' costs, were approximately $130 million and $223 million for the three and six months ended June 30, 2017, respectively. For the six months ended June 30, 2017, non-operated capital expenditures were approximately $28 million. The year-to-date non-operated capital expenditures are driven by the Company’s decision to participate in several wells located within SRC’s core operating area.
SRC anticipates a similar amount of non-operated capital expenditures in the second half of 2017, which is additive to the original operated capital budget guidance. The Company had previously expected to trade or swap non-operated acreage with other operators, thereby increasing operated working interests across its core leasehold. This would also enable the Company to avoid spending capital associated with non-operated interests in which SRC has limited control over costs or timing. However, while several trades have been completed during the first half of the year, it continues to hold non-operated working interest positions that the Company does not anticipate being able to trade for like-quality leasehold. Participating in the development of these interests will result in increased non-operated capital expenditures, but over time will also contribute to the Company’s expected production.
The pace of the Company’s 2017 capital expenditures should moderate during the second half of the year, reflecting the release of the second completion crew, which was part of the original budget plan. The Company currently operates two drilling rigs that have termination dates six months apart, giving SRC the ability to adjust its drilling cadence depending on commodity prices.
Operating Expense
The Company’s per unit lease operating expense (LOE) has declined as the result of the increased production volumes and continued focus on cost savings while still maintaining a safe work environment. SRC expects these costs to remain at a lower per-unit level for the remainder of the year given the current operational plan with its continuing horizontal well development. As a result, the Company now expects LOE to average approximately $1.50 to $2.00 per BOE for the remainder of 2017. If activity is reduced as a result of lower commodity prices, the unitized costs could be adversely affected. Likewise, in future periods, as the Company’s production from new wells becomes a smaller proportion of the total volume, unitized costs would be expected to increase.

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Acquisitions and Trades
To date in 2017, the impact from trades and acquisitions have had some impact on the Company's production and capital expenditures; however, a more material impact should be realized in late 2017 and beyond as development activity continues. During the second quarter of 2017, SRC entered into an agreement with another operator to trade approximately 4,000 net acres of SRC's non-contiguous acreage for approximately 4,000 net acres owned by the other operator. The acreage that the Company traded into is within SRC's core operating area and further consolidates SRC’s acreage position. In addition, the Company entered into a purchase and sale agreement to acquire approximately 1,000 net acres from a private operator, along with associated production. These transactions are expected to close in the third quarter of 2017, resulting in higher working interests in several of the Company’s planned drilling and spacing units.
Guidance
The Company's guidance is summarized below:

Full-Year 2017 Guidance	Adjusted Guidance	Previous Guidance	Mid-point % Chg

Operated D&C Capital Expenditures (Mil)	$320 - $340	$320 - $340	0%
Non-operated D&C Capital Expenditures (Mil)	$40 - $60	N/A
Operated Horizontal Wells Drilled (Gross/Net)	116 / 97	116 / 94
Operated Horizontal Wells Completed (Gross/Net)	115 / 99	104 / 89
Net Daily Production (BOE/D)	32,000 - 34,000	25,000 - 27,000	27%
Lease Operating Expense (LOE/BOE)	$2.25 - $2.75	$3.25 - $3.75	-29%
Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy Inc. commented, "The impact of our team's efforts and well performance is demonstrated in the production growth in the second quarter of 2017. As we move forward, we anticipate continuing to operate a two-rig program into year-end, but with the release of our second stimulation crew, we anticipate a reduction in our operated completion expenditures in the second half of 2017. We will continue to monitor commodity prices as we move through the year and will maintain the flexibility to adjust capex significantly in 2018 if deemed necessary.”
“We continue to execute on all cylinders, and our well costs continue to be in-line with our earlier budgets,” Mr. Peterson continued. “Our trades and bolt-on acquisitions continue to be a strategic

July 24, 2017

objective, and SRC's business development program is critical to further consolidating the Company's leasehold, putting more of our program within our control.”
Concluding, Mr. Peterson added “While the markets continue to be volatile, our execution has been consistent and strong. We continue to maintain operational flexibility, we will protect our balance sheet, and we continue to opportunistically add to our leasehold when available. With our team’s capabilities and a forward-looking strategy, I am confident we will build shareholder value in the near and longer term.”
Second Quarter 2017 Earnings Release and Call
SRC plans to issue its second quarter earnings release on Thursday, August 3, 2017 after the close of trading on the New York Stock Exchange.
SRC will host a conference call on Friday, August 4, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter.
To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747
Upcoming Investor Conferences
Presentations provided in conjunction with these events will be available on SRC's website at www.srcenergy.com the morning of the respective presentation. Members of SRC senior management will participate in the following hosted investor events, please refer to the Company’s website for specific presentation dates and attendees:
Tuohy Brothers Energy Conference
August 8-9, 2017 New York, NY
Barclays Global CEO-Energy Power Conference
September 5-7, 2017 New York, NY

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Johnson Rice & Company 2017 Energy Conference
September 25-27, 2017 New Orleans, LA

About SRC Energy Inc
SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.
Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding expected second quarter and full-year 2017 results, including capital expenditures, costs, drilling and completion activities, midstream activities, acquisition and disposition activities and production. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as

July 24, 2017

the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. Results presented for the second quarter of 2017 are preliminary and subject to change as the Company finalizes its financial statements for the quarter.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com